Registration Statement No. 333-162219
Dated November 18, 2011; Rule 433

Menu Corp **DES**

STRUCTURED NOTE DESCRIPTION No Calculations

ROYAL BK SCOTLND RBS Var 11/30/26 N O T P R I C E D

ISSUER INFORMATION		IDENTIFIERS	
Name	ROYAL BK SCOTLND GRP PLC	ISIN	US78011PAA57
Type	Diversified Banking Inst	CUSIP	78011PAA5
Market of Issue	Domestic MTN	BB Number	EI8812451

SECURITY INFORMATION	RATINGS	
Country GB Currency USD	Moody's	A3e
Collateral Type Sr Unsecured	S&P	NA
Calc Typ(198)NO CALC-FLOATERS	Composite	NR

Maturity 11/30/2026 Series MTN
CALLABLE CALL 11/30/13@ 100.00

Coupon Variable QUARTLY
N/A FLAT 30/360

Announcement Dt 11/23/11
Int. Accrual Dt 11/30/11
1st Settle Date 11/30/11
1st Coupon Date 2/29/12
Iss Pr 100

NO PROSPECTUS DTC

ISSUE SIZE

Amt Issued/Outstanding
USD (M)/
USD (M)
Min Piece/Increment
1,000.00/ 1,000.00
Par Amount 1,000.00

BOOK RUNNER/EXCHANGE

BCLY
NOT LISTED

1) Additional Sec Info
2) Floating Rates
3) Coupon Formula
4) Call Schedule
5) ALLQ
6) Corporate Actions
7) Cds Spreads/RED Info
8) Ratings
9) Custom Notes
10) Identifiers
11) Sec. Specific News
12) Involved Parties
13) Issuer Information
14) Pricing Sources
15) Related Securities
16) Issuer Web Page

66) Send as Attachment

Australia 61 2 9777 8600 Brazil 5511 3048 4500 Europe 44 20 7330 7500 Germany 49 69 9204 1210 Hong Kong 852 2977 6000
Japan 81 3 3201 8900 Singapore 65 6212 1000 U.S. 1 212 318 2000 Copyright 2011 Bloomberg Finance L.P.
SN 802048 EST GMT-5:00 G556-2579-1 16-Nov-2011 11:39:55

The Royal Bank of Scotland Group plc has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 30, 2009, the prospectus supplement dated September 13, 2011 and other documents Royal Bank of Scotland Group plc has filed with the SEC for more complete information about The Royal Bank of Scotland Group plc and this offering. Buyers should rely upon the prospectus, prospectus supplement and any pricing supplement for complete details. You may get these documents and other documents The Royal Bank of Scotland Group plc has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc, or any other agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request them by calling your Barclays Capital Inc. sales representative, such agent or dealer or 1-888-227-2275 (Extension 2-3430).